Exhibit 99.3

Consent of Keefe, Bruyette & Woods, Inc.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Sunshine Bancorp, Inc. (“Sunshine Bancorp”) as Appendix D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed on the date hereof (the “Registration Statement”) relating to the proposed merger of FBC Bancorp, Inc. with and into Sunshine Bancorp and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

June 23, 2016

Keefe, Bruyette & Woods, a Stifel Company • 787 7th Ave #4, New York, NY 10019